EXHIBIT 10.4

FORM
OF
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of [*] (“Effective Date”), and is made by and between Elate Group, Inc., a Delaware corporation (the “Company”), and Garry Lowenthal (“Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, as the Chief Financial Officer of the Company on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1.Employment.  Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment by the Company, for the period commencing on the Effective Date and ending on the first anniversary of the Effective Date (or such earlier date as shall be determined pursuant to Section 5) (the “Initial Employment Period”).  The period of Executive’s employment shall be automatically renewed for successive one-year periods (each a “Renewal Period”) upon the terms and subject to the conditions of this Agreement commencing on the first anniversary of the Effective Date, and each anniversary of the prior renewal date thereafter, unless either the Company or Executive gives the other party written notice at least 30 calendar days prior to the end of such initial or extended period of its or her intention not to renew this Agreement. The period during which Executive is employed pursuant to this Agreement, including any Renewal Period, shall be referred to as the “Employment Period.”

2.Position and Duties. During the Employment Period, Executive shall serve as the Chief Financial Officer of the Company and shall report to the Chief Executive Officer (the “Board”). During the Employment Period, Executive shall devote all of Executive’s business time on a full-time basis to the services required hereunder, and shall perform such services in a manner consistent with the duties of Executive’s position. Notwithstanding the foregoing, it shall not be a breach or violation of this Agreement for the Executive to: (a) serve on corporate, civic or charitable boards or committees; (b) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

3.Compensation and Performance Awards.

a.Base Salary. The Executive shall receive a base salary at the annual rate of $165,000 (the “Base Salary”). The Company shall pay Executive the Base Salary in accordance with its generally applicable policies for executives, but not less frequently than in equal bi - monthly installments. At least annually, the Company shall review Executive’s Base Salary, and may increase, but not decrease, the Executive’s Base Salary upon such review.

b.Referral Commission.  The Executive shall be eligible to receive a referral commission for relocation service referrals generated by Executive (the “Commission”).  The Commission shall equal 10% of the fees received by the Company for referrals that are independently generated by the Executive (including through his partnerships or alliances with other organizations and associations, and their employees and members).  The Commission will be paid within thirty (30) days of Company’s receipt of payment for the referred relocation services.

c.Performance Bonus.  The Executive shall be eligible to receive a performance bonus each year based on the Company’s year-over-year revenue growth (the “Performance Bonus”).  For each year, if the Company's year-over-year revenue growth rate equals or exceeds 25% but is less than 50%, the Performance Bonus shall be include: (a) a $30,000 cash payment, plus (b) a $30,000 award of the Company’s restricted Class A common stock.  Further, for each year, if the Company's year-over-year revenue growth rate equals or exceeds 50%, the Performance Bonus shall be include: (y) a $45,000 cash payment, plus (z) a $45,000 award of the Company’s restricted Class A common stock.  For purposes of determining the equity component of the Performance Bonus, the number of shares of restricted Class A common stock to be issued will equal the quotient of the applicable dollar value of restricted Class A common stock referenced in the preceding sentences over the closing stock price of Class A common stock as of December 31 of the year to which the Performance Bonus relates (or the last closing stock price if December 31 falls on a weekend, holiday, or other day in which the exchange on which the shares are listed is closed for trading).  For the avoidance of doubt, the Company may issue restricted shares if the Company has no active S-8 Registration Statement, and is under no obligation to register such shares.  Any award of restricted Class A common stock pursuant to this section shall be subject to a restricted stock award agreement, and may be issued by the Company under the Company’s 2022 Equity Incentive Plan (the “2022 Plan”).

d.Stock Options.  Subject to the approval of the Board, the Plan and any applicable award agreement, the Company intends to grant Executive an option to purchase 150,000 shares of common stock of the Company (the “Stock Option”), which Stock Option shall have an exercise price equal to the greater of the (x) Fair Market Value (as defined in the 2022 Plan) or (y) the price set on the pricing date of the Company’s initial public offering, per share on the date of such grant.  The Company further intends that the Stock Option will vest at the rate of 50,000 options per year on the anniversary date of their grant, with a cashless exercise provision and a life of four years. The definitive terms related to the Stock Option is subject in all respects to the terms and conditions of the 2022 Plan and any applicable award agreement.

4.Benefits and Expenses.

a.Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained from time to time by the Company, including, without limitation, each such group life, hospitalization, medical, dental, health, accident or disability insurance, or similar plan or program, whether now existing or established hereafter, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company, whether now existing or established hereafter, in each case subject to the terms of the applicable plan.

b.Vacation.  During the Term, Executive shall be eligible for paid vacation in accordance with the Company’s policies in effect from time to time at a rate of no less than one week per calendar year.

c.Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive during the Employment Period in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the generally applicable policies and procedures of the Company for its executive officers as in effect from time to time.

5.Termination of Employment.  Either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without Cause and with or without notice. Upon such termination, Executive will be entitled to receive Base Salary earned through the date of termination and reimbursement for unreimbursed expenses properly incurred under this Agreement.

6.Section 409A.

a.The intent of the parties is that payments under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations and interpretations thereunder (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.

b.Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six months and one day after such separation from service and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c.Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

d.For purposes of Code Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

7.Confidentiality and Company Property.

a.Confidentiality. Executive acknowledges that the inventions, innovations, software, trade secrets, business plans, financial strategies, finances, and all other confidential or proprietary information with respect to the business and operations of the Company are valuable, special and unique assets of the Company. Accordingly, Executive agrees not to, at any time  during or after the Employment Period, disclose, directly or indirectly, to any person or entity, or use or authorize any person or entity to use, any confidential or proprietary information with respect to the Company without the prior written consent of the Company, including, without limitation, information as to the financial condition, results of operations, identities of clients or prospective clients, products under development, acquisition strategies or acquisitions under consideration, pricing or cost information, marketing strategies, passwords or codes or any other information relating to the Company which could be reasonably regarded as confidential (collectively referred to as “Confidential Information”). Confidential Information does not include any information which is or shall become generally available to the public other than as a result of disclosure by the Executive.

b.Company Property. Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under Executive’s control, except that Executive may retain notes, files, calendars, contact information and correspondence of a personal nature (whether in hard copy or electronic form), provided, in each case, that no confidential Company information or information intended primarily for internal Company use is contained therein.

c.Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to obtain an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations contained in this Section 7 in any court of competent jurisdiction. The foregoing remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

8.Clawback. To the extent required by applicable law or regulation, any applicable stock exchange listing standards or any clawback policy adopted by the Company pursuant to any such law, regulation or stock exchange listing standards, or to comport with good corporate governance practices, any incentive compensation granted to Executive (whether pursuant to this Agreement or otherwise) shall be subject to the provisions of any applicable clawback policies or procedures, which may provide for forfeiture and/or recoupment of such amounts paid or payable under this Agreement or otherwise, including the incentive equity awards to be granted to Executive under Section 3 of this Agreement or any other incentive equity awards granted to Executive.

9.Miscellaneous.

a.Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company. The Company further agrees that, in the event of a sale of assets as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder in writing as a condition to any assignment thereof to such assignee or transferee. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives and beneficiaries.

b.Assignment. Except as provided under Section 9(a), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

c.Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereof, with respect to the matters referred to herein.

d.Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby or relieve the Company or Executive of liability for any breach by Company or Executive of any such remaining provisions. In the event any of Section 7(a) or 7(b) is not enforceable in accordance with its terms, Executive and the Company agree that such subsections shall be reformed to make such subsections enforceable in a manner which provides the Company the maximum rights permitted at law.

e.Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or Executive’s rights hereunder on any occasion or series of occasions.

f.Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, or by registered mail, return receipt requested, and shall be effective upon actual receipt when delivered personally or by courier and when sent by registered mail, three business days following date of mailing, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

Elate Group, Inc.
305 Broadway, Floor 7
New York, New York 10007

If to Executive:

[*]

g.Amendments. No amendment to this Agreement shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought.

h.Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

i.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and a facsimile signature shall have the same force and effect as one penned in ink.

j.Withholding.  All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

k.Governing Law. This Agreement shall be governed by the laws of the State of New York, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

l.Jurisdiction; Venue. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of New York, federal or state.  Each of the parties hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 9(g).

m.No Obligation To Continued Employment. This Agreement does not constitute a commitment of Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein. Upon termination of this Agreement, neither Company nor Executive shall have any obligation to the other with respect to continued employment.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set Executive’s hand as of the day and year first above written.

[Signature page follows.]

ELATE GROUP, INC.

By:
Name:
Title:

Date:

GARRY LOWENTHAL

Garry Lowenthal

Date: